Exhibit 19.1

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 1 of 12

1.0	PURPOSE

1.1	The purpose of this policy is to guide everyone who works for or provides services to CorMedix Inc. (the “Company”) concerning trading in the Company’s securities and in securities of publicly traded companies with whom the Company has any business.

1.2	This Policy is designed to promote compliance with applicable securities laws by the Company and all its directors, officers, and employees, and to preserve the Company’s reputation for integrity and ethical conduct. Certain Insiders to whom specific restrictions and procedures apply are referred to as Designated Insiders, as defined below.

2.0	SCOPE

2.1	This Policy applies to all company directors, officers, employees, and consultants, their Immediate Family Members, any entities they control, and any other individuals the Company’s Compliance Officer designates as Insiders.

3.0	DEFINITIONS

3.1	“Blackout Period” means the period during which no Designated Insiders may trade in the Company’s securities. The Company often refers to a Blackout Period as when the trading window is “closed” at the start of a Blackout Period and “open” at the end of the Blackout Period.

3.2	“Immediate Family Members” include those family members who reside with Insiders, anyone else who lives in their households, and any family members who do not live in their households but whose transactions in the Company’s securities are directed by, or subject to the influence or control of, Insiders.

3.3	Insiders mean all company directors, officers, employees, and consultants, their Immediate Family Members, any entities they control, and any other individuals the Company’s Compliance Officer designates as Insiders.

3.4	“Compliance Officer” means the Company’s Chief Legal Officer (or, in their absence, the CFO) or any other person designated as such by the Company’s Board of Directors (the “Board of Directors”).

3.5	Designated Insiders are the Insiders listed below. Certain procedures and restrictions apply to them in connection with trading Company equity.

3.5.1	All executive officers and direct reports of the CEO of the Company and their assistants

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 2 of 12

3.5.2	All members of the Company’s Board of Directors

3.5.3	All finance and accounting employees

3.5.4	All legal and compliance department members

3.5.5	Specific Insiders as designated by the Compliance Officer from time to time

3.5.6	All Insiders who have access to material, nonpublic information regarding the Company

3.5.7	The Immediate Family Members of the above persons

3.5.8	Entities under the control of the above persons and/or Immediate Family Members

3.6	Inside Information

3.6.1	Inside Information means material information not publicly available and has not been disclosed to the public in a press release or filing with the United States Securities and Exchange Commission (the “SEC”) about the Company or a third party. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.

3.6.2	The key to determining whether information about a public company is Inside Information is whether dissemination of the information would be likely to affect the market price of a company’s stock or would be information that a reasonable investor would want to know before making an investment decision. Certainly, if the information makes one person want to trade, it will probably have the same effect on others. Both positive and negative information can be material.

3.6.3	Although this is not an exhaustive list, information about the following items may be considered to be Inside Information until it is publicly disseminated:

3.6.3.1	regulatory developments, including developments with the United States Food and Drug Administration and Drug Enforcement Administration;

3.6.3.2	clinical developments;

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 3 of 12

3.6.3.3	financial results or forecasts;

3.6.3.4	major new products or processes;

3.6.3.5	establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;

3.6.3.6	material communications with government agencies;

3.6.3.7	strategic plans;

3.6.3.8	potential mergers, acquisitions, tender offers or the sale of assets of the Company or a subsidiary thereof;

3.6.3.9	significant write-offs;

3.6.3.10	potential acquisitions of additional product candidates or technology;

3.6.3.11	notice of issuance of patents or the acquisition of other material intellectual property rights;

3.6.3.12	new major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;

3.6.3.13	significant changes or developments in supplies;

3.6.3.14	significant pricing changes;

3.6.3.15	events regarding the Company’s securities (e.g., defaults on senior securities, call of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in Company dividend policies or amounts);

3.6.3.16	significant changes in control or senior management;

3.6.3.17	significant changes in compensation policies;

3.6.3.18	bankruptcies or receiverships;

3.6.3.19	actual or threatened major litigation, or a major development in or the resolution of such litigation; and

3.6.3.20	disputes with auditors or a notification that the Company can no longer rely on an auditor’s report.

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 4 of 12

4.0	POLICY

4.1	During an Insider’s employment or service with the Company, they may receive Inside Information. Because of their access to this information, they may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s or a Third Party’s stock while in possession of Inside Information, or to disclose such information to a third party who does so.

4.2	It is illegal for anyone to use Inside Information to gain personal benefit or to pass on or share the information with someone who does so. Sharing Inside Information is referred to as “tipping”. Use of Inside Information to gain personal benefit and tipping are as illegal for a few shares of stock as they are for a large number of shares. An Insider can be held liable both for their own transactions and for transactions by the person they tipped. Of equal importance, the appearance as well as the act of insider trading in stock must be avoided.

4.3	No Insider may buy, sell, donate or otherwise transact in Company securities while they are in possession of Inside Information concerning the Company.

4.4	When in doubt, the general rule is don’t trade.

5.0	Generally Prohibited Activities

5.1	The prohibitions below apply to actions an Insider or Immediate Family Members may take, directly or indirectly, in their personal account or any other account over which they have direct or indirect control.

5.2	In addition, Section 7 of this Policy sets forth additional restrictions and procedures applicable to Designated Insiders.

5.2.1	Trading in Company Securities

5.2.1.1	No Insider may buy, sell, donate or otherwise transact in Company securities while they are in possession of Inside Information concerning the Company.

5.2.1.2	No Designated Insider may buy, sell, donate or otherwise transact in Company securities during any Blackout Period (also referred to when the “trading window is closed”)

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 5 of 12

5.2.2	No Disclosure of Inside Information. No Insider who knows of any Inside Information about the Company may communicate that information to any other person outside the Company, including family and friends (except to the extent that such persons are covered by a non- disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company).

5.2.3	“Tipping” Information to Others. No Insider should trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that they have reason to believe is Inside Information, unless they first consult with, and obtain the advance approval of, the Compliance Officer (or in their absence, the Board of Directors).

5.2.4	Giving Trading Advice. No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of Inside Information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

5.2.5	Engaging in Short Sales. No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.

5.2.6	Engaging in Derivative Transactions. No Insider may engage in transactions in puts, calls, or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and, therefore, create the appearance that the transaction is based on nonpublic information.

5.2.7	No Hedging. No Insider may engage in any hedging transaction that would result in a lack of exposure to the full risks of stock ownership. Prohibited hedging transactions include, but are not limited to, collars, forward sale contracts, trading in publicly traded options, puts, calls, or other derivative instruments related to Company stock or debt. Such transactions are speculative in nature and, therefore, create the appearance that the transaction is based on nonpublic information.

5.2.7.1	No Margin Accounts, Pledging, or Short Sales of Company Securities. No Insider may hold Company securities in a margin account, pledge Company securities as collateral for a loan, or “short” sell Company securities. The Board of Directors may, in its sole discretion and in limited circumstances, grant an exception to this prohibition; provided, however, that Designated Insiders of the Company are prohibited from short selling under Section 16(c) of the Securities Exchange Act of 1934, as amended.

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 6 of 12

6.0	EXCEPIONS TO GENERALLY PROHIBITED ACTIVITIES

6.1	Non Sale/Purchase Transactions. The prohibitions of this Insider Trading Policy do not apply to gifts of Company securities (i.e., for no consideration), except that any such transaction by a Designated Insider should be pre-cleared by the Compliance Officer as provided in Section 7(b). In addition, this Insider Trading Policy does not restrict purchases and sales of mutual funds, similar professionally managed “commingled pools” or exchange-traded funds that invest in Company securities in addition to securities of other companies.

6.2	Transactions under Company Equity Plans. The prohibitions of this Insider Trading Policy do not apply to an Insider’s exercise of a stock option granted under a Company equity plan for cash, but do apply to any sale of Company securities received upon exercise of an option in the open market, regardless of whether the sale is to pay the exercise price or for tax withholding. Similarly, this Insider Trading Policy does not apply to an Insider’s surrender of Company securities to the Company or the retention and withholding from delivery to the Insider of shares by the Company (i.e., a so-called “net settlement”) upon vesting of restricted stock in satisfaction of tax withholding obligations in a manner permitted by the applicable equity award agreement or the Company equity plan pursuant to which the restricted stock was granted.

7.0	PROVISIONS APPLICABLE TO DESIGNATED INSIDERS

7.1	In addition to the provisions of Section 5 of this Insider Trading Policy, Designated Insiders shall also abide by the following:

7.1.1	Section 16. Designated Insiders must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. Directors and executive officers may not purchase and sell the Company’s securities within a six- month period whether or not they had knowledge of any Inside Information during those times, to the extent such transaction would result in short-swing profit. Neither the receipt of an option under the Company’s equity plans, nor the exercise of that option, will be deemed a purchase under Section 16; however, the sale of any shares received upon exercise of an option is a sale under Section 16.

7.1.2	Pre-Clearance Procedures. All Designated Insiders must receive written permission from the Compliance Officer, or the Chief Financial Officer in their absence, before trading (referred to as “pre-clearance”). Pre-clearance by Designated Insiders is required even if the Blackout Period has expired and the trading window is open. Pre-clearance procedures and forms are described in Exhibits A and B attached. If the trade is approved, the requestor will receive a signed pre-clearance form. Pre-clearance is valid for 4 business days. The Compliance Officer may make exceptions to or change the expiration of the pre-clearance period at their discretion. Any Section 16 reporting person must properly report any completed transactions to the Compliance Officer, or in their absence the Chief Financial Officer, to facilitate reporting to the SEC.

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 7 of 12

7.1.3	Blackout Periods. All Designated Insiders are prohibited from trading in the Company’s securities during Blackout Periods unless otherwise approved by the Compliance Officer, or in their absence the Chief Financial Officer (or, in both of their absence, the Board of Directors). The CFO or their designee will send notifications to Designated Insiders as to the start and end of Blackout Periods.

7.1.3.1	Quarterly Blackout Periods. Quarterly Blackout Periods are the periods beginning at the close of the market on the fifteenth (15th) calendar day prior to the end of each fiscal quarter and ending at the open of the market 24 hours following the date and time the Company’s financial results are publicly disclosed.

7.1.3.2	Special Blackout Periods. The Company may impose Special Blackout Periods during which all or certain Insiders are prohibited from trading. If the Company imposes Special Blackout Periods for reasons it deems appropriate, it will notify the affected Insiders.

7.1.4	10b5-1 Plan. Designated Insiders’ purchases or sales pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”) may be made without restriction provided that such 10b5-1 Plan:

7.1.4.1	has been reviewed and approved in advance of any trades thereunder by the Compliance Officer, or the Chief Financial Officer in their absence (or in both of their absence, the Board of Directors) (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer or the Chief Financial Officer in their absence (or in both of their absence, the Board of Directors));

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 8 of 12

7.1.4.2	was entered into in good faith by the Designated Insider at a time when the Designated Insider was not in possession of Inside information about the Company; and

7.1.4.3	gives a third party discretionary authority to execute such purchases and sales, outside the control of the Designated Insider, so long as such third party does not possess any Inside Information about the Company, or (y) explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

7.1.5	Expiring Option Exception. Designated Insiders may exercise outstanding stock options granted by the Company during a Blackout Period only if such stock options expire prior to the end of such Blackout Period. However, the subsequent sale or other disposition of such stock is fully subject to the provisions of these restrictions.

7.1.6	POST-TERMINATION TRANSACTIONS. This Policy applies to transactions in the Company’s securities after an individual’s services to the Company are terminated (“Former Insider”). If a Former Insider has Inside Information when their service terminates, or if the Company is in a Blackout Period (trading window is closed) at the time of termination, the Former Insider may not trade in the Company’s securities until any such Inside Information has become public or is no longer material and/or the Company’s trading window has opened.

8.0	APPLICATION

8.1	Legal Penalties. The consequences of prohibited Insider Trading or tipping can be severe. Persons violating Insider Trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term.

8.2	Company-imposed Penalties. Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer, employee or consultant, subject such person to disciplinary action up to and including termination for cause

8.3	Exceptions. Any exceptions to the Insider Trading Policy, if permitted, may only be granted by the Compliance Officer or, in their absence, the Chief Financial Officer (or, in both of their absence, the Board of Directors) and must be provided in writing before any activity contrary to the above requirements takes place.

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 9 of 12

9.0	REVIEW

9.1	This Insider Trading Policy and its effectiveness will be reviewed by the Board of Directors annually.

10.0	MISCELLANEOUS

10.1	All Insiders must certify that have received and read a copy of the CorMedix Inc. Insider Trading Policy and that they agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with CorMedix Inc. Compliance with this policy constitutes a material term of my employment or other service relationship with CorMedix Inc. and that my failure to comply in all respects with the policy is a basis for termination for cause.

10.2	This Insider Trading Policy is effective as of the date first set forth above and supersedes any previous insider trading policy of the Company. In the event of any conflict or inconsistency between this Insider Trading Policy and any other materials previously distributed by the Company, this Insider Trading Policy shall govern. In addition, each Insider is responsible for complying with applicable law as then in force and effect. Accordingly, in the event of any conflict or inconsistency between this Insider Trading Policy and applicable law, or any omission from this Insider Trading Policy, Insiders are not excused from complying with applicable law.

11.0	SUBJECT TO UPDATE

11.1	The Company may change or otherwise revise the terms of this Insider Trading Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material changes or revisions to this Insider Trading Policy.

12.0	EXIBIT

12.1	Appendix A: Exhibit A

12.2	Appendix B: Exhibit B

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 10 of 12

13.0	APPROVALS

APPROVED

Joe Todisco
Chief Executive Officer

APPROVED

Beth Zelnick Kaufman
Executive Vice President, Chief Legal Officer and Corporate Secretary

APPROVED

Matt David
Executive Vice President, Chief Financial Officer

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 11 of 12

Appendix A:

Exhibit A

CorMedix Inc.

Preclearance Form Request for Pre-Clearance Form

To: Compliance Officer

From:

Date:

Re: Request for pre-clearance for transactions in CorMedix Inc. (“Company”)

Pursuant to the Company Insider Trading Policy (the “Policy”), I request clearance for the following proposed transaction in Company securities:

Type of Transaction (circle one)

Open Market or Private Purchase

Net Cashless Exercise of Stock Option

Broker-Assisted Cashless Exercise of Stock Option

Open Market or Private Sale

Other Acquisition or Disposition (specify):____________________

Securities Involved in Transaction:

Number of shares: ____________________

Other (please explain):____________________

Beneficial Ownership (if not applicable, please indicate “N/A”):

Name of beneficial owner if other than requestor:___________________

Relationship of beneficial owner to requestor: ___________________

By completing this form and submitting it to the Compliance Officer, I hereby represent all of the following:

1.  I have read and am in compliance with the CorMedix Inc. Insider Trading Policy;

2.  I am not currently in possession of Inside Information regarding CorMedix Inc., and at the time I complete the transaction noted above, I will not be in possession of Inside Information regarding CorMedix Inc.

3.  I understand that pre-clearance is valid for two (2 business days) (or less if the normal quarterly Blackout Period window starts or a Special Blackout Period is declared).

(Signature of Requestor)

(Signature of Chief Legal Officer or Appointed Delegate)	Printed name of CLO or Delegate

TITLE: INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Document No.: LEG-POL-001.1	Effective Date: October 30, 2024	Page: 12 of 12

Appendix B

Exhibit B

Broker Instruction/Representation

[Name and Address of Broker]

Re: CorMedix Inc.

Colleagues:

As my designated broker for effecting transactions in the common stock of CorMedix Inc. (the “Company”), I hereby instruct you to follow the following procedures in connection with executing any trade or other transaction in Company securities on my behalf:

1.	Do not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without

●	first verifying with the Company that your transaction was pre-cleared, and

●	complying with your firm’s compliance procedures (e.g., Rule 144); and

2.	Report immediately to the Company via in writing (via e-mail) the details of every transaction involving Company stock, including gifts, transfers, pledges, and all 10b5-1 transactions.

Company contacts:

Primary Contact:

Phone: (__)

Email:

Backup Contact:

Phone: (__)

Email:

Name of Insider

(Signature of Insider)

The undersigned broker confirms receipt of this instruction letter and agrees to comply with the terms hereof:

Name of Broker

(Signature of Authorized Signatory for Broker)